Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Second Quarter 2019 Results

— Q2 2019 net income of $0.49 per basic and $0.48 per diluted share and adjusted non-GAAP net income of $0.86 per basic and $0.84 per diluted share —

— Announced clinical development plan for its innovative fulvestrant program intended to deliver maximum estrogen receptor inhibition in patients with estrogen receptor (ER)-positive breast cancer —

— Pipeline programs advancing on track; Eagle reiterating R&D expense guidance —

WOODCLIFF LAKE, NJ—August 8, 2019—Eagle Pharmaceuticals, Inc. (“Eagle” or the “Company”) (Nasdaq: EGRX) today announced its financial results for the three- and six-months ended June 30, 2019. Highlights of, and subsequent to, the second quarter of 2019 include:

Business and Financial Highlights:

•                  On August 5, 2019, Eagle announced a clinical development plan, following guidance from the U.S. Food and Drug Administration (FDA), for its fulvestrant formulation, intended to deliver maximum estrogen receptor inhibition in patients with estrogen receptor (ER)-positive breast cancer:

•                  Eagle plans to initiate a pilot study shortly

•                  Once the pilot study results are reviewed, a clinical pivotal trial based upon the parameters determined with FDA will be conducted in a target patient population

•                  The pivotal trial is expected to be completed within approximately 12 months of commencing enrollment

•                  The Company’s mid- and late-stage pipeline programs are on track;

•                  Total revenue for the second quarter of 2019 was $56.7 million, compared to $59.3 million in the second quarter of 2018;

•                  Q2 2019 BELRAPZO product sales were $15.4 million, compared to $8.1 million in Q2 2018;

•                  Q2 2019 RYANODEX® product sales were $2.9 million, compared to $7.2 million in Q2 2018;

•                  Q2 2019 net income was $6.7 million, or $0.49 per basic and $0.48 per diluted share, compared to net income of $2.7 million, or $0.18 per basic and $0.17 per diluted share in Q2 2018;

•                  Q2 2019 adjusted non-GAAP net income was $11.8 million, or $0.86 per basic and $0.84 per diluted share, compared to adjusted non-GAAP net income of $14.7 million, or $0.99 per basic and $0.95 per diluted share in Q2 2018;

•                  During Q2 2019, Eagle purchased an additional $15.0 million of Eagle common stock as part of its share buyback program; since August 2016, Eagle has repurchased $168.9 million of Eagle common stock; and

•                  Cash and cash equivalents were $108.1 million, net accounts receivable was $60.3 million, and debt was $41.3 million as of June 30, 2019.

“We had another strong quarter; earnings from our bendamustine portfolio have established a solid platform from which to advance our R&D programs and explore additional opportunities to add to our portfolio. Our fulvestrant program looks very promising and we believe our novel formulation has a unique profile that may lead to improved efficacy outcomes for breast cancer patients. With guidance from FDA, we plan to conduct a pilot study shortly followed by a pivotal trial to test our hypothesis,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“Moreover, we continue to advance the other assets in our portfolio. We are in discussions with the U.S. military regarding treatment of radiation syndrome, and we also plan to request a meeting with FDA shortly to discuss the regulatory path for our nerve agent indication. We continue to advance EA-111, our intramuscular version of dantrolene,” added Tarriff.

“With these initiatives underway, and our pemfexy and vasopressin litigations proceeding as anticipated, we believe we are closer than ever before to unlocking the significant value of the multiple assets in our pipeline.  We intend to continue to invest in our research and development programs and align our resources to support the successful launch of our assets, once approved,” concluded Tarriff.

Second Quarter 2019 Financial Results

Total revenue for the three months ended June 30, 2019 was $56.7 million, as compared to $59.3 million for the three months ended June 30, 2018.

Royalty revenue was $27.3 million in the second quarter of 2019, compared to $36.3 million in the second quarter of 2018. BENDEKA® royalties were $26.5 million in the second quarter of 2019, compared to $34.7 million in the second quarter of 2018. A summary of total revenue is outlined below:

	Three Months Ended June 30,
	2019	2018
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales	29,437	23,041
Royalty revenue	27,265	36,255
Total revenue	56,703	59,296

Gross Margin was 62% during the second quarter of 2019, as compared to 69% in the second quarter of 2018.  The compression in gross margin in the second quarter of 2019 was primarily driven by an increase in BENDEKA product sales to our marketing partner, on which Eagle earns no profit.

R&D expense was $9.0 million for the quarter, compared to $15.3 million in the same quarter in the prior year. The second quarter year over year decrease reflects a substantial reduction in fulvestrant expense, partially offset by the cost to bring vasopressin to market.   Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense during the second quarter was $7.8 million.

SG&A expense in the second quarter of 2019 increased to $17.2 million compared to $16.0 million in the second quarter of 2018.  External legal spend associated with litigation on PEMFEXY™, vasopressin and bendamustine and higher stock compensation expense account for the year over year increase.  Excluding stock-based compensation and other non-cash and non-recurring items, second quarter 2019 SG&A expense was $12.4 million.

Net income for the second quarter of 2019 was $6.7 million, or $0.49 per basic and $0.48 per diluted share, compared to net income of $2.7 million, or $0.18 per basic and $0.17 per diluted share in the second quarter of 2018, due to the factors discussed above.

Adjusted non-GAAP net income for the second quarter of 2019 was $11.8 million, or $0.86 per basic and $0.84 per diluted share, compared to Adjusted non-GAAP net income of $14.7 million or $0.99 per basic and $0.95 per diluted share in the second quarter of 2018. For a full reconciliation of adjusted non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

2019 Expense Guidance

•                  R&D spend in 2019, on a non-GAAP basis, is expected to be $32.0-$36.0 million, as compared to $38.0 million in 2018.

•                  SG&A spend in 2019, on a non-GAAP basis, is expected to be $51.0-$54.0 million, as compared to $43.0 million in 2018.

The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-Looking Statements section of this press release.

Liquidity

As of June 30, 2019, the Company had $108.1 million in cash and cash equivalents and $60.3 million in net accounts receivable, $37.6 million of which was due from Teva Pharmaceutical Industries Ltd. The Company had $41.3 million in outstanding debt. Therefore, at June 30, 2019, the Company had net cash and receivables of $127.2 million.

In the second quarter of 2019, we purchased $15.0 million of Eagle’s common stock as part of our share buyback program. Since August 2016, we have repurchased $168.9 million of our common stock.

Conference Call

As previously announced, Eagle management will host its second quarter 2019 conference call as follows:

Date	Thursday, August 8, 2019

Time	8:30 A.M. EDT

Toll free (U.S.)	877-876-9173

International	785-424-1667

Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-839-5685 (US) or 402-220-2567 (International) and entering conference call ID EGRXQ219.  The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s main strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” “guidance,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s clinical development plan for its fulvestrant formulation, as well as the development efforts for the other product candidates in its portfolio; the Company’s expense guidance for fiscal year 2019; the Company’s ability to deliver value in 2019 and over the long term;; and the Company’s plans and ability to advance the products in its pipeline. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether Eagle will successfully implement its development plan for its fulvestrant formulation or other product candidates; whether the FDA will ultimately approve the products in its pipeline for any indications; whether the Company can successfully market and commercialize its product candidates, including RYANODEX, BENDEKA and BELRAPZO, in the treatment of any indications; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources, all of which may affect the Company’s long-term performance and the share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and its commercial partners will successfully perform their respective obligations under their respective agreements; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; that Eagle’s redirection of resources to other products in its pipeline may not be successful; and other factors that are discussed in Eagle’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income and adjusted non-GAAP earnings per share attributable to Eagle. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income excludes share-based compensation expense, depreciation, amortization of acquired intangible assets, changes in fair value of contingent consideration, severance, non-cash interest expense, expense of acquired in-process research and development, asset impairment charge, restructuring charge and tax adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for explanations of the amounts excluded and included to arrive at adjusted non-GAAP net income, adjusted non-GAAP earnings per share amounts, and adjusted non-GAAP EBITDA amounts, respectively, for the three-months ended June 30, 2019.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share amounts)

	June 30, 2019	December 31, 2018

ASSETS
Current assets:
Cash and cash equivalents	$108,128	$78,791
Accounts receivable, net	60,339	66,486
Inventories	11,594	8,304
Prepaid expenses and other current assets	5,598	10,263
Total current assets	185,659	163,844
Property and equipment, net	2,258	2,397
Intangible assets, net	16,843	18,103
Goodwill	39,743	39,743
Deferred tax asset, net	13,949	13,822
Other assets	3,178	694
Total assets	$261,630	$238,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,296	$9,917
Accrued expenses and other liabilities	29,450	23,519
Current portion of long-term debt	5,000	6,250
Total current liabilities	51,746	39,686
Other long-term liabilities	1,560	—
Long-term debt, less current portion	35,843	38,155
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,522,196 and 16,504,283 shares issued as of June 30, 2019 and December 31, 2018, respectively	17	17
Additional paid in capital	267,479	256,458
Retained earnings	73,885	58,187
Treasury stock, at cost, 2,855,316 and 2,590,258 shares as of June 30, 2019 and December 31, 2018, respectively	(168,900)	(153,900)
Total stockholders’ equity	172,481	160,762
Total liabilities and stockholders’ equity	$261,630	$238,603

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue:
Product sales	$29,437	$23,041	$43,909	$33,879
Royalty revenue	27,265	36,255	53,578	72,043
License and other revenue	—	—	9,000	—
Total revenue	56,702	59,296	106,487	105,922
Operating expenses:
Cost of product sales	18,175	14,074	27,729	21,298
Cost of royalty revenue	3,109	4,485	6,655	9,070
Research and development	8,957	15,265	15,332	32,585
Selling, general and administrative	17,228	15,987	35,369	31,153
Restructuring charge	—	7,388	—	7,388
Asset impairment charge	—	2,704	—	2,704
Change in fair value of contingent consideration	—	(790)	—	(763)
Total operating expenses	47,469	59,113	85,085	103,435
Income from operations	9,233	183	21,402	2,487
Interest income	637	1	1,131	27
Interest expense	(665)	(701)	(1,351)	(1,376)
Total other expense, net	(28)	(700)	(220)	(1,349)
Income (loss) before income tax (provision) benefit	9,205	(517)	21,182	1,138
Income tax (provision) benefit	(2,480)	3,176	(5,484)	4,137
Net income	$6,725	$2,659	$15,698	$5,275
Earnings per share attributable to common stockholders:
Basic	$0.49	$0.18	$1.13	$0.36
Diluted	$0.48	$0.17	$1.11	$0.34
Weighted average number of common shares outstanding:
Basic	13,782,720	14,879,040	13,853,580	14,849,449
Diluted	14,156,627	15,446,827	14,176,297	15,473,727

EAGLE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$15,698	$5,275
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(127)	1,537
Depreciation expense	1,005	683
Amortization expense	1,260	1,316
Stock-based compensation expense	11,164	10,040
Change in fair value of contingent consideration	—	(763)
Amortization of debt issuance costs	188	188
Asset impairment charge	—	2,704
Non-cash restructuring charge	—	5,788
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	6,147	(15,582)
Inventories	(3,290)	(3,427)
Prepaid expenses and other current assets	4,665	(10,705)
Accounts payable	7,379	6,285
Accrued expenses and other liabilities	4,880	7,831
Other assets and other long-term liabilities, net	(396)	(582)
Net cash provided by operating activities	48,573	10,588
Cash flows from investing activities:
Purchase of property and equipment	(343)	(19)
Net cash used in investing activities	(343)	(19)
Cash flows from financing activities:
Proceeds from common stock option exercises	55	6,668
Payments related to employee net option exercises	—	(4,877)
Employee withholding taxes related to stock-based awards	(198)	—
Payment of contingent consideration	—	(15,001)
Payment of debt	(3,750)	(1,250)
Repurchases of common stock	(15,000)	(10,519)
Net cash used in financing activities	(18,893)	(24,979)
Net increase (decrease) in cash and cash equivalents	29,337	(14,410)
Cash and cash equivalents at beginning of period	78,791	114,657
Cash and cash equivalents at end of period	$108,128	$100,247
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes, net	$2,874	$1,831
Interest	1,221	529

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net income - GAAP	$6,725	$2,659	$15,698	$5,275

Adjustments:
Cost of product revenues:
Amortization expense	225	241	450	506
Research and development:
Stock-based compensation expense	1,096	1,003	2,239	2,263
Depreciation expense	70	170	139	339
Expense of acquired in-process research & development	—	600	—	1,200
Severance	—	143	—	398
Selling, general and administrative:
Stock-based compensation expense	4,286	3,732	8,925	7,777
Amortization expense	405	405	810	810
Depreciation expense	172	171	344	344
Other:
Non-cash interest expense	94	94	188	188
Change in fair value of contingent consideration	—	(790)	—	(763)
Asset impairment charge	—	2,704	—	2,704
Restructuring charge	—	7,388	—	7,388
Tax effect of the non-GAAP adjustments	(1,228)	(3,807)	(2,319)	(5,534)

Adjusted non-GAAP net income	$11,845	$14,713	$26,474	$22,895

Adjusted non-GAAP earnings per share:
Basic	$0.86	$0.99	$1.91	$1.54
Diluted	$0.84	$0.95	$1.87	$1.48
Weighted number of common shares outstanding:
Basic	13,782,720	14,879,040	13,853,580	14,849,449
Diluted	14,156,627	15,446,827	14,176,297	15,473,727

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,	Twelve Months Ended December 31,
	2019	2018	2019	2018	2019	2018

Net income - GAAP	$6,725	$2,659	$15,698	$5,275	$42,326	$31,903

Add back:
Interest expense, net of interest income	28	700	220	1,349	1,450	2,579
Income tax provision (benefit)	2,480	(3,176)	5,484	(4,137)	11,756	2,135
Depreciation and amortization expense	872	987	1,743	1,999	3,414	3,670

Add back:
Stock-based compensation expense	5,382	4,735	11,164	10,040	20,206	19,082
Change in fair value of contingent consideration	—	(790)	—	(763)	—	(763)
Asset impairment charge	—	2,704	—	2,704	—	2,704
Expense of acquired in-process research & development	—	600	—	1,200	500	1,700
Severance	—	143	—	398	68	466
Restructuring charge	—	7,388	—	7,388	523	7,911
Adjusted Non-GAAP EBITDA	$15,487	$15,950	$34,309	$25,453	$80,243	$71,387